UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Williams Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Williams Companies, Inc.

On March 19, 2020, The Williams Companies, Inc. (“Williams”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2020 Annual Meeting of Stockholders to be held on April 28, 2020 (the “Annual Meeting”). On March 26, 2020, Williams issued a press release concerning a virtual meeting format for the Annual Meeting. Williams is providing this supplement to broadly disseminate that information.

Williams to Hold Virtual Annual Meeting of Stockholders

Tulsa, Okla., March 26, 2020 – Williams (NYSE: WMB) will host its 2020 Annual Meeting of Stockholders virtually due to the public health impact of the coronavirus pandemic and to prioritize the health and well-being of meeting participants. The Annual Meeting will be convened in person at the company’s headquarters and immediately adjourn to a virtual meeting. The Annual Meeting will then reconvene virtually on April 28, 2020, at 2:00 p.m. Central time.

Stockholders at the close of business on the record date of February 28, 2020, are eligible to vote at the Annual Meeting. To be admitted to the meeting at www.meetingcenter.io/245649838, stockholders must enter the password WMB2020, along with the control number found on their proxy card. Once admitted to the Annual Meeting, stockholders will be able to ask questions and vote during the Annual Meeting by following the instructions on the Annual Meeting website.

Stockholders who hold shares through a broker, bank or other nominee (“Beneficial Holders”), may join the Annual Meeting in one of two ways:

•	Beneficial Holders may join as a “Guest” in listen-only mode.

•

Beneficial Holders who have obtained a legal proxy from the record holder and who wish to ask questions or vote, may join as a “Stockholder” but must register in advance by 4:00 p.m. Central Time on April 23, 2020. A legal proxy can be obtained by logging into the voting site listed on your Voter Instruction Form and clicking on “Vote in person at the meeting” or requesting one through the broker, bank or other nominee who is the registered holder of the shares. An image of the legal proxy, in the Beneficial Holder’s name, from the broker, bank or other nominee that holds the shares must be emailed to legalproxy@computershare.com and the Beneficial Holder’s address must also be provided. By completing this process, Computershare will provide a Beneficial Holder with an Annual Meeting control number to use to ask questions or vote at the Annual Meeting.

All stockholders are urged to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the Annual Meeting proxy materials. The proxy materials contain necessary information about the matters on which stockholder are being asked to vote. Stockholders are also encouraged to submit proxies as early as possible to avoid coronavirus-related processing delays. The proxy card included with the Annual Meeting proxy materials will not be updated to reflect the information above and may continue to be used to vote shares in connection with the Annual Meeting.

Please see Williams’ Investor Relations website at https://investor.williams.com/earnings-and-reports/quarterly-earnings-and-annual-reports/default.aspx to access the proxy statement and Annual Report. Additionally, you may access Williams’ proxy materials at www.proxyvote.com.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. www.williams.com

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This additional proxy material should be read with the Proxy Statement, and, from and after the date of this additional proxy material, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as revised hereby.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.